Exhibit 99.1

News Release

Contact:	David Higie
Phone:	(412) 269-6449
Release:	Immediate (May 5, 2011)
BAKER REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS
     PITTSBURGH — Michael Baker Corporation (NYSE Amex:BKR) today announced its financial results for the first quarter of 2011.
     As reported previously, the Company acquired The LPA Group Inc. on May 3, 2010, and these financial results include LPA’s results for the reporting period. In addition, in 2009 the Company sold its former Energy business and, as a result of this disposition, the financial results of the former Energy segment have been reclassified as discontinued operations for all periods presented in the consolidated financial statements. The information and discussion contained in this news release pertains to Baker’s continuing operations, while the Company’s Form 10-Q, which is being filed with the SEC concurrent with this announcement, presents a complete discussion of both continuing and discontinued operations.
     For the quarter, Baker reported net income from continuing operations of $0.7 million, or $0.08 per diluted share, on revenues of $121.0 million, compared to net income from continuing operations of $4.6 million, or $0.52 per diluted share, on revenues of $111.7 million in the first quarter of 2010.
     The increase in first-quarter 2011 revenues resulted from a 38 percent increase in Transportation revenues, primarily driven by revenues from LPA, offset by a decrease in revenues from the Federal business segment. The decrease in Federal revenues is primarily attributable to declines of $5.5 million in work performed for our unconsolidated subsidiary operating in Iraq, $2.5 million in work performed for FEMA, and $4.0 million on other Federal segment contracts, all of which was partially offset by an increase of $1.9 million related to work performed for the NAVFAC-Atlantic Division.
     Operating income from continuing operations for the first quarter of 2011 was $1.4 million, compared to $6.9 million for the same period in 2010. The decrease was attributable to the decline in Federal segment revenues noted previously, an overall increase in selling, general and administrative expenses, driven primarily by the LPA acquisition, and amortization expenses for intangible assets related to the LPA acquisition.
     In response to this decline in operating income, as well as the budgetary uncertainty at all levels of government that is exerting downward pressure on the Company’s revenues, the Company in early April implemented a cost reduction program which included a reduction in force, a hiring freeze, and other cost savings initiatives. The Company expects restructuring charges related to severance payments and medical benefits provided to terminated employees to be approximately $1.7 million, which will be recognized as a one-time expense in the second quarter of 2011.
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ADD ONE — BAKER FINANCIAL RESULTS FOR FIRST QUARTER 2011

     The Company’s provision for income taxes was 37.5 percent at March 31, 2011 and 2010.
     Total backlog at March 31, 2011, was $1.54 billion, compared to $1.58 billion at December 31, 2010. Of these totals, $563 million and $570 million, respectively, are considered funded backlog.
     On the balance sheet as of March 31, 2011, the Company had cash and investment balances of $92.4 million and no debt.
     Commenting on the results, President and Chief Executive Officer Bradley L. Mallory, said: “While not totally unexpected, we are disappointed with our first quarter performance. Our local, state and federal government clients were and will remain hesitant to spend funds on new and existing projects as long as budget uncertainties prevail. We did, however, experience an increase in work in March and expect to see continued progress in the second quarter. That, along with the impact of our cost reduction program, should enable us to record gradual improvement for the remainder of the year.”
     Michael Baker Corporation (www.mbakercorp.com) provides engineering, design, planning and construction services for its clients’ most complex challenges worldwide. The firm’s primary business areas are architecture, aviation, defense, environmental, geospatial, homeland security, municipal & civil, pipelines & utilities, rail & transit, transportation and water. With more than 2,800 employees in nearly 90 offices across the United States, Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment.
Conference Call
     Michael Baker Corporation has scheduled a conference call and webcast for Thursday, May 5, at 10:00 AM Eastern Daylight Savings Time to discuss these results. Please call 877-769-6805 at least 10 minutes prior to the start of the call. To access the webcast, please visit the investor relations portion of Baker’s website at www.mbakercorp.com.
(The above information contains forward-looking statements concerning our future operations and performance. Forward-looking statements are subject to market, operating and economic risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein. Factors that may cause such differences include, among others: increased competition; increased costs; changes in general market conditions; changes in industry trends; changes in the regulatory environment; changes in our relationship and/or contracts with the Federal Emergency Management Agency (“FEMA”); changes in anticipated levels of government spending on infrastructure, including the Safe, Accountable, Flexible, Efficient Transportation Equity Act—A Legacy for Users (“SAFETEA-LU”); changes in loan relationships or sources of financing; changes in management; changes in information systems, and acquisition-related activity. Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.)
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ADD TWO — BAKER FINANCIAL RESULTS FOR FIRST QUARTER 2011
FINANCIAL SUMMARY
(Unaudited)

First Quarter Operating Results	For the quarter ended March 31,
(In thousands, except earnings per share)	2011	2010

Revenues	$121,033	$111,660

Gross profit	21,129	21,519

Operating income	1,409	6,920

Income before income taxes and noncontrolling interests	1,532	7,665

Net income from continuing operations attributable to Michael Baker Corporation	748	4,613

Income/(Loss) from discontinued operations, net of tax	84	(628)

Net income attributable to Michael Baker Corporation	$832	$3,985

Earnings per share:
Basic-continuing operations	$0.08	$0.52
Diluted-continuing operations	0.08	0.52
Basic-net income	0.09	0.45
Diluted-net income	$0.09	$0.45
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ADD THREE — BAKER FINANCIAL RESULTS FOR FIRST QUARTER 2011
Segment Results (Unaudited)
(In millions)

	For the quarter ended March 31
	2011	2010

Revenues
Transportation	$70.2	$50.9
Federal	50.8	60.8

Total revenues	$121.0	$111.7

Gross Profit
Transportation	$9.8	$8.7
Federal	11.7	12.8
Corporate	(0.4)	—

Total gross profit	21.1	21.5

Less: SG&A
Transportation	(12.5)	(7.1)
Federal	(7.2)	(7.5)

Total SG&A	(19.7)	(14.6)

Total operating (loss)/income
Transportation	(2.7)	1.6
Federal	4.5	5.3
Corporate	(0.4)	—

Total operating income	$1.4	$6.9

Backlog	As of
	March 31,	December 31,
(In millions)	2011	2010

Funded	$563.2	$569.5
Unfunded	977.1	1,005.6

Total	$1,540.3	$1,575.1

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ADD FOUR — BAKER FINANCIAL RESULTS FOR FIRST QUARTER 2011

Condensed Consolidated Balance Sheets	As of
	March 31,	December 31,
(In thousands)	2011	2010

ASSETS
Cash and cash equivalents	$80,091	$77,443
Available for sale securities	12,352	9,795
Receivables, net	72,926	73,681
Unbilled revenues on contracts in progress	56,965	58,884
Prepaid expenses and other	7,420	10,400

Total current assets	229,754	230,203

Property, plant and equipment, net	17,261	16,847
Goodwill and other intangible assets, net	66,273	68,010
Other long-term assets	6,146	6,005

Total assets	$319,434	$321,065

LIABILITIES & SHAREHOLDERS’ INVESTMENT
Accounts payable	$33,525	$38,918
Accrued compensation and insurance	36,286	32,630
Billings in excess of revenues on contracts in progress	17,564	18,816
Other accrued expenses	16,088	15,865

Total current liabilities	103,463	106,229

Other long-term liabilities	17,780	18,299

Total liabilities	121,243	124,528

Common Stock	9,789	9,718
Additional paid-in capital	60,278	59,637
Retained earnings	132,133	131,301
Accumulated other comprehensive loss	(96)	(80)
Less — Treasury shares	(4,761)	(4,761)

Total Michael Baker Corporation shareholders’ investment	197,343	195,815
Noncontrolling interests	848	722

Total shareholders’ investment	198,191	196,537

Total liabilities & shareholders’ investment	$319,434	$321,065

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